                                                               Exhibit (a)(1)(A)

                             TB WOOD'S CORPORATION
                           OFFER TO PURCHASE FOR CASH
                         150,000 SHARES OF COMMON STOCK

 OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M. NEW
        YORK CITY TIME, ON JULY 30, 2001, UNLESS OUR OFFER IS EXTENDED.
   WE MAY EXTEND OUR OFFER PERIOD AT ANY TIME PRIOR TO SUCH EXPIRATION TIME.

TB WOOD'S IS:

          - offering to purchase up to 150,000 shares of its common stock in a tender offer, and

          - offering to purchase these shares at a price not greater than $11.50 nor less than $8.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

          - specify the price between $8.50 and $11.50 at which you are willing to tender your shares,

          -    specify the number of shares you want to tender, and

          - follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

          - we will select the lowest purchase price specified by tendering stockholders that will enable us to purchase 150,000 shares or such lesser number of shares as are tendered,

          - if the number of shares tendered at or below the selected price is not more than 150,000, we will purchase all these shares tendered at that price, and

          - if the number of shares tendered at or below the selected price is more than 150,000, we will purchase shares at the selected price on a pro rata basis from all stockholders who tendered shares at or below the selected price.

OUR COMMON STOCK:

          - is listed and traded on the Nasdaq National Market System under the trading symbol "TBWC," and

          - had a closing price of $8.02 per share on June 28, 2001, the last full trading day before we announced our offer. You are urged to obtain current market quotations for the shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS DISCUSSED IN SECTION 7.

    Our board of directors has approved this offer. However, none of our board of directors, the information agent or TB Wood's is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Our directors and executive officers have informed us that some of them may participate in the tender offer. Thomas
C. Foley, our Chairman and principal stockholder, has informed us that he does not intend to tender shares pursuant to the offer, although he may consider selling shares into the marketplace or to third persons during or after completion of the offer.

    This document contains important information about our offer. We urge you to read it in its entirety.

                                 June 29, 2001

                               SUMMARY TERM SHEET


    WE ARE PROVIDING THIS SUMMARY TERM SHEET FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION IN THIS DOCUMENT, BUT YOU SHOULD REALIZE THAT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR OFFER TO THE SAME EXTENT THAT THEY ARE DESCRIBED IN THE BODY OF THIS DOCUMENT. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN THE FULL DETAILS OF OUR OFFER. WHERE HELPFUL, WE HAVE INCLUDED REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU WILL FIND A MORE COMPLETE DISCUSSION.

WHO IS OFFERING TO PURCHASE MY SHARES?

          - TB Wood's Corporation, a Delaware corporation. We are offering to purchase up to 150,000 shares of our outstanding common stock. See Section 1.

WHAT IS THE PURCHASE PRICE?

          - The price range for our offer is $8.50 to $11.50 per share. We are conducting our offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares. We will then look at the prices chosen by stockholders for all of the shares properly tendered and will select the lowest price that will enable us to buy 150,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price we select in accordance with these procedures.

          - If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $8.50 per share. See Section 1.

HOW MANY SHARES WILL TB WOOD'S PURCHASE IN ALL?

          - We will purchase up to 150,000 shares in our offer, or approximately 2.8% of our outstanding common stock. We also reserve the right to purchase additional shares up to 2% of our outstanding shares subject to applicable legal requirements. See Section 1. Our offer is not conditioned on any minimum number of shares being tendered.

IF I TENDER MY SHARES, HOW MANY OF MY SHARES WILL TB WOOD'S PURCHASE?

          - We may not purchase all of the shares that you tender in our offer, even if they are tendered at or below the purchase price we select. If more than 150,000 shares are tendered at or below the selected purchase price, we will purchase shares from all stockholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. As a result, we will purchase the same percentage of shares from each tendering stockholder who properly tenders shares at prices equal to or below the selected price, subject to the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after our offer expires.

          - As we noted above, we may also choose to purchase an additional 2% of our outstanding shares, subject to applicable legal rules. See Section 1.

WHAT IS THE PURPOSE OF THE OFFER?

          - We believe our offer may provide certain benefits to us and our stockholders, including:

               - our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $11.50 per share and

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
                     not less than $8.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales, and

               - our offer provides participating stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares.

          - For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see Section 2.

ARE THERE SIGNIFICANT CONDITIONS TO THE OFFER?

          - Yes, we may terminate our offer, if, among other things, following the date of our offer, another person or entity:

               -     makes a tender offer for our shares;

               - to our knowledge, acquires or proposes to acquire more than 5% of our shares; or

               - files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire TB Wood's or any of our shares.

          - Our offer is also subject to a number of conditions that are described in greater detail in Section 7.

          - Our offer is not conditioned on our stockholders tendering any minimum number of shares.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER? CAN TB WOOD'S EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

          - You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on July 30, 2001. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

          - We can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.

CAN TB WOOD'S AMEND THE TERMS OF THE OFFER?

          - We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

HOW DO I FIND OUT IF TB WOOD'S AMENDS THE TERMS OF THE OFFER OR EXTENDS THE EXPIRATION DATE?

          - We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See
               Section 15.

HOW DO I TENDER MY SHARES?

          - You must complete one of the actions described under "Important Procedures" on page 1 of this document before our offer expires.

          - You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

          - For a more detailed explanation of the tendering procedures, see Section 3.

CAN I TENDER SHARES IN THE OFFER SUBJECT TO THE CONDITION THAT A SPECIFIED MINIMUM NUMBER OF MY SHARES MUST BE PURCHASED IN THE OFFER?

          - Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

HOW AND WHEN WILL I BE PAID?

          - If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. The tax consequences to receiving payment for your shares are described in Sections 3 and 14.

          - We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary as soon as practicable after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See
               Section 5.

UNTIL WHEN CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

          - You can withdraw your previously tendered shares at any time prior to the expiration of our offer.

          - In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on August 24, 2001. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

          - To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES TO TB WOOD'S?

          - Generally, if you are an individual who is subject to United States federal income taxation, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:

               - a sale or exchange eligible for capital gains treatment, or

               -     a dividend subject to ordinary income tax rates.

          -    See Sections 3 and 14.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

          - On June 28, 2001, the last full trading day before we announced our offer, the closing price per share of our common stock on the Nasdaq National Market was $8.02.

          - We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See
               Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY SHARES TO TB WOOD'S?

          - If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

          - If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHAT DOES THE BOARD OF DIRECTORS OF TB WOOD'S THINK OF THE OFFER?

          - Our Board of Directors has approved our offer. However, none of our board of directors, the information agent or TB Wood's is making any recommendation to you as to whether you should tender your shares or as to the price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into our offer because we believe that you should make your own decision based on your views as to the value of TB Wood's shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have informed us that some of them may participate in the tender offer. These directors and executive officers have advised us that they are tendering shares to obtain some liquidity or for tax planning purposes; their tender of shares is not intended to be a reflection of their views of TB Wood's or its long term prospects. Thomas C. Foley, our Chairman and principal stockholder, has informed us that he does not intend to tender shares pursuant to the offer, although he may consider selling shares into the marketplace or to third persons during or after completion of the offer. See Sections 2 and 9.

HOW WILL TB WOOD'S OBTAIN THE FUNDS TO MAKE PAYMENT?

          - We will need a maximum of $1,725,000, plus fees and expenses which we estimate at approximately $275,000, to purchase 150,000 shares in our offer at $11.50 per share. We will fund this purchase and the related fees and expenses from borrowings under our existing revolving credit facility. See Section 10.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

          - Our information agent can help answer your questions. The information agent is MacKenzie Partners, Inc. Its contact information appears on the back page of this document.

                              IMPORTANT PROCEDURES


    If you want to tender all or part of your shares, you must do one of the following before our offer expires:

          - if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

          - if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the depositary for our offer, or

          - if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

          If you want to tender your shares, but:

          - your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

          - you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or

          - your other required documents cannot be delivered to the depositary by the expiration of our offer,

    you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

    TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WISH TO TENDER YOUR SHARES.

    If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $8.50 per share.

    If you have questions or need assistance, you should contact MacKenzie Partners, Inc., which is the information agent for our offer, at the address or telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

                               TABLE OF CONTENTS



                                                                            Page
The Tender Offer
 1.  Number of Shares; Proration ........................................     1
 2.  Purpose of Our Offer; Certain Effects of Our Offer .................     3
 3.  Procedures for Tendering Shares. ...................................     5
 4.  Withdrawal Rights ..................................................    10
 5.  Purchase of Shares and Payment of Purchase Price. ..................    10
 6.  Conditional Tender of Shares .......................................    12
 7.  Conditions of Our Offer ............................................    12
 8.  Price Range of Shares; Dividends ...................................    14
 9.  Interests of Directors, Executive Officers and Principal
     Stockholder; Transactions and Arrangements Concerning Shares. ......    15
 10. Source and Amount of Funds. ........................................    17
 11. Certain Information Concerning Us ..................................    17
 12. Effects of Our Offer on the Market for Shares; Registration Under
     the Securities Exchange Act of 1934. ...............................    19
 13. Legal Matters; Regulatory Approvals ................................    19
 14. United States Federal Income Tax Consequences ......................    19
 15. Extension of Our Offer; Termination; Amendment .....................    22
 16. Fees and Expenses ..................................................    23
 17. Miscellaneous ......................................................    23

                           THE TB WOOD'S TENDER OFFER


TO THE HOLDERS OF COMMON STOCK OF TB WOOD'S CORPORATION:

INTRODUCTION

    We are TB Wood's Corporation, a Delaware corporation, and we invite our stockholders to tender up to 150,000 shares of our common stock, par value $0.01 per share, to us at prices not greater than $11.50 nor less than $8.50 per share in cash, without interest, as determined by TB Wood's based upon the sale prices specified by tendering stockholders and upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our "offer."

    Our board of directors has approved this offer. However, none of our board of directors, the information agent or TB Wood's is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if you decide to tender your shares, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have informed us that some of them may participate in the tender offer. These directors and executive officers have advised us that they are tendering shares to obtain some liquidity or for tax planning purposes; their tender of shares is not intended to be a reflection of their views of TB Wood's or its long term prospects. Thomas C. Foley, our Chairman and principal stockholder, has informed us that he does not intend to tender shares pursuant to the offer, although he may consider selling shares into the marketplace or to third persons during or after completion of the offer. See Sections 2 and 9.

1. NUMBER OF SHARES; PRORATION.

    On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 150,000 shares of our common stock, or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a cash price not greater than $11.50 nor less than $8.50 per share, without interest.

    For the purposes of our offer, the term "expiration date" means 5:00 p.m., New York City time, on July 30, 2001, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend our offer.

    We will select the lowest purchase price that will enable us to purchase 150,000 shares, or such lesser number as are validly tendered and not withdrawn, in our offer.

    We reserve the right, in our sole discretion, to purchase more than 150,000 shares in our offer by amending the terms of our offer to reflect such a change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission and pursuant to our offer we may purchase an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer.

    In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $11.50 per share nor less than $8.50 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering stockholder receiving a price per share as low as $8.50.

    As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price

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
between $8.50 and $11.50 in cash, without interest, that will enable us to purchase 150,000 shares, or such lesser number of shares as are properly tendered.

    Shares properly tendered at or below the selected purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the proration and conditional tender provisions described below. If more than 150,000 shares are tendered at or below the purchase price we select, shares tendered at or below such purchase price will be subject to proration. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock without amending or extending our offer. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

    All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

    All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

    On the letter of transmittal you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender such different portions of your shares.

    If we:

          -    increase or decrease the price to be paid for shares, or

          - increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

          -    decrease the number of shares being sought,

    then our offer must remain open, or will be extended until, at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $8.50 the shares tendered by stockholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in our offer will be treated the same as shares tendered at $8.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

    OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

    Priority of Purchase. Upon the terms and subject to the conditions of our offer, if 150,000 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

    Upon the terms and subject to the conditions of our offer, if more than 150,000 shares are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender procedures described in
Section 6, we will purchase shares properly tendered and not properly withdrawn at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

    As a result, all of the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 150,000 properly tendered shares at prices equal to or below the purchase price.

    As we noted above, we may elect to purchase more than 150,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

    Proration. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder at or below the purchase price selected by us to the total number of shares tendered by all stockholders at or below the purchase price selected by us. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in our offer.

    Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

    As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder and therefore may be relevant to a stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares it tenders to be purchased in the event of proration. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

    We or our designee will mail this document and the related letter of transmittal to record holders of shares as of June 25, 2001 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. PURPOSE OF OUR OFFER; CERTAIN EFFECTS OF OUR OFFER.

    Purpose. We are making our offer for several reasons. Our board of directors believes that repurchases of our shares will provide a liquidity opportunity for those stockholders wishing to dispose of their shares and will enhance stockholder value for our remaining stockholders, that such repurchases are in our and our stockholders' best interest and that our shares are undervalued in the public market. Accordingly, we believe that our offer is a prudent use of our financial resources given our business, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders.

    The funds required to complete our offer and pay related expenses will be provided from borrowings incurred by us under our revolving credit facility. See Section 10. Therefore, in order to achieve the potential benefits described below, we have commenced our offer.

Potential Benefits. We are making our offer because we believe:

          - our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $11.50 per share and not less than $8.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales, and

          - our offer provides participating stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares.

Potential Risks and Disadvantages. Our offer also presents some potential risks and disadvantages to us and our continuing stockholders, including:

          - We will spend up to $1,725,000 in cash to pay for the tendered shares, assuming that we purchase 150,000 shares of our Common Stock in the tender offer at $11.50 per share.

          - Our stockholders' equity will decrease from $30.0 million to approximately $28.0 million, assuming that we purchase 150,000 shares of our Common Stock in the tender offer at $11.50 per share and incur expenses of $275,000. See Section 9. Our continuing stockholders will also bear a higher proportionate risk in the event of future losses.

          - Our offer will reduce our "public float," that is the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for shares in the future. See Section 12. Based upon published guidelines of the Nasdaq National Market System, we believe that we will meet the minimum continued listing standards immediately after our purchase of shares pursuant to our offer.

    After the offer, we expect to have sufficient cash flow and access to other sources of capital to fund operations.

    Our board of directors has approved the offer. However, none of our board of directors, the information agent or TB Wood's is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender those shares. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See
Section 9.

    We may in the future purchase additional shares in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

    Shares acquired pursuant to our offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action except as required by applicable law or the rules of Nasdaq National Market System or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in our offer.

3. PROCEDURES FOR TENDERING SHARES.

    Proper Tender of Shares. For shares to be properly tendered, EITHER (1) OR
(2) below must happen:

             (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

               - either (a) the certificates for the shares, or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

               - either (a) a properly completed and duly executed letter of transmittal or a manually executed facsimile copy of it, including any required signature guarantees, or (b) an "agent's message" of the type we describe below, and

               -     any other documents required by the letter of transmittal.

             (2) You must comply with the guaranteed delivery procedure set forth below.

    In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price at Which You are Tendering."

          - If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined Pursuant to Our Offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $8.50 per share.

          - If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined by You." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

    If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price at Which You Are Tendering" section on each letter of transmittal.

    If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

    Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act. No endorsement or signature guarantee is required if:

          - the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

          - shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, each such entity referred to as an "eligible guarantor institution."

    See Instruction 1 of the letter of transmittal.

    On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, then:

          - your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

          - the signature on (1) the letter of transmittal and (2) your certificates or stock power must be guaranteed by an eligible guarantor institution.

    Method of Delivery. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

          - certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below,

          - one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

          -    any other documents required by the letter of transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DECIDE TO MAKE DELIVERY BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    ALL DELIVERIES MADE IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

    Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

             (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

               - one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

               -     any other documents required by the letter of transmittal;
                     or

             (2) The guaranteed delivery procedure described below must be followed.

    Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

    The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

    Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

          - the tender is made by or through an eligible guarantor institution;

          - the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

          - all of the following are received by the depositary within three (3) Nasdaq National Market System trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

               - either (a) the certificates for the shares, or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

               - either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message of the type we describe above in the case of a book-entry transfer, and

               -     any other documents required by the letter of transmittal.

    Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of the depositary, the information agent, TB Wood's or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

    Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

          - you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and

          -    the tender of shares complies with Rule 14e-4.

    It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

          - has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares, and

          - will deliver or cause to be delivered the shares within the period specified in our offer, or

          - in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

    Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

    Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

    Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact American Stock Transfer & Trust Company, the transfer agent for our shares, at
(800) 937-5449 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact American Stock Transfer & Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

    Stock Option Plans. We are not offering, as part of our offer, to purchase any outstanding options and we will not accept tenders of options. Holders of outstanding options who wish to participate in the tender offer must

          - comply with the procedure for guaranteed delivery set forth above without having to exercise their options until after the results of the tender offer are known (provided, however, that an option holder will not be required to make the requisite tender through an eligible institution and may personally execute and deliver the notice of guaranteed delivery), or

          - exercise their options and purchase shares of our common stock and then tender the shares pursuant to our offer provided that in the case of either of the above, the exercise of those options and the tender of shares is in accordance with the terms of the applicable option documents. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

    Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments payable pursuant to our offer, each stockholder who is not a foreign stockholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the stockholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Foreign stockholders should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign stockholder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the foreign stockholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners. As more fully described below, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

    The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder unless the depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a "foreign stockholder" is any stockholder that is not:

          -    a citizen or resident of the United States,

          - a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,

          - an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

          - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

    In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the depositary before any payment is made to the stockholder a properly completed and executed IRS Form W-8BEN with respect to the foreign stockholder and, in the case of a foreign stockholder that is neither an individual nor a corporation, the foreign stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign stockholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary before any payment is made to the stockholder a properly completed and executed IRS Form W-8ECI. We and the depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

    For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

4. WITHDRAWAL RIGHTS.

    Shares tendered in our offer may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on August 24, 2001. Except as expressly provided in this Section 4, tenders of shares pursuant to our offer are irrevocable.

    To effectively withdraw shares, the depositary must timely receive a written or facsimile transmission notice of withdrawal at its address set forth on the back cover page of this document. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

    If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

    We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of the depositary, the information agent, TB Wood's or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

    If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of our offer, as promptly as practicable following the expiration date we will:

          - determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

          - accept for payment and pay for, and thereby purchase, shares validly tendered at or below the purchase price and not properly withdrawn.

    For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

    Upon the terms and subject to the conditions of our offer, as soon as practicable after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under our offer. In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

          - certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary's account at the book-entry transfer facility,

          - a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent's message in the case of a book-entry transfer, and

          -    any other documents required by the letter of transmittal.

    We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

    In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

    Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE. In addition, if specified events occur, we may not be obligated to purchase any shares in our offer. See Section 7.

    We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

          - payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

          - if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

    then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THAT STOCKHOLDER OR OTHER PAYEE PURSUANT TO OUR OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CONDITIONAL TENDER OF SHARES

    Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in our offer from the stockholder so that the transaction will be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each stockholder to consult with his or her own tax advisor.

    If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 150,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

    After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 150,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 150,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

    All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the stockholder.

7. CONDITIONS OF OUR OFFER.

    Notwithstanding any other provision of our offer, we will not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 13e-4(f) under the Securities Exchange Act of 1934 (relating to a purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawl of an offer to purchase) purchase and accordingly pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered (subject to the restriction referred to above), if at any time on or after June 29, 2001 and prior to the time of acceptance for payment for any shares, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

             (1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which directly or indirectly:

                  (a) challenges or seeks to make illegal, or to delay or
               otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

                  (b) could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us;

             (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause
          (a) or (b) of paragraph (1) above;

             (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

             (4) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union;

             (5) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

             (6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

             (7) a 15% decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares;

             (8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

             (9) any decline in the Nasdaq National Market Composite Index, the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount in excess of 10%) measured from the close of business on June 28, 2001;

             (10) any change or event occurs, is discovered, or is threatened with regard to the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us;

             (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us or by us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC with respect to our common stock on or before June 28, 2001), or any new group is formed that beneficially owns more than 5% of our outstanding shares;

             (12) any entity, group or person who has filed a Schedule 13D or
          Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares;

             (13) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or makes a public announcement reflecting an intent to acquire us or any of our shares or any of their respective assets or securities other than in connection with a transaction authorized by our board of directors; or

             (14) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the Nasdaq National Market System or to be subject to deregistration under the Securities Exchange Act of 1934.

    These conditions are for our sole benefit and may be asserted by us, and may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

    On February 15, 2001, we announced that our Board of Directors had elected to transfer our common stock listing from the New York Stock Exchange to the Nasdaq National Market System. Our common stock began trading on the Nasdaq National Market System on February 21, 2001, under the symbol "TBWC." The last day of trading of our common stock on the New York Stock Exchange was February 20, 2001. The following table sets forth, for the fiscal quarters indicated, the intra-day high and low sales prices per share on the New York Stock Exchange or the Nasdaq National Market System, as applicable.

                                                          High      Low
                                                         ------   ------
          Fiscal 1999:
           First Quarter                                 $12.75   $10.88
           Second Quarter                                $12.00   $10.63
           Third Quarter                                 $11.00   $ 9.63
           Fourth Quarter                                $10.50   $ 8.25
          Fiscal 2000:
           First Quarter                                 $ 9.88   $ 8.25
           Second Quarter                                $11.00   $ 8.19
           Third Quarter                                 $12.56   $ 9.38
           Fourth Quarter                                $11.13   $ 6.38
          Fiscal 2001
           First Quarter                                 $ 8.85   $ 6.83
           Second Quarter (through June 28, 2001)        $[8.80]  $[7.75]

    On June 28, 2001, the last full trading day prior to our announcement of our tender offer, the closing price per share of our common stock on the Nasdaq National Market System was $8.02. Since our initial public offering in 1996, we have paid quarterly dividends. Shares purchased in our offer will not be entitled to any future dividends. YOU ARE URGED TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

9. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDER; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

    As of June 25, 2001, there were 5,402,571 shares of our common stock, par value $.01 per share, outstanding and 423,600 shares issuable upon exercise of all outstanding options and 35,127 shares of common stock held in treasury and we had reserved 500,000 shares of common stock for issuance upon exercise of outstanding options. The 150,000 shares of common stock we are offering to purchase under the tender offer represents approximately 2.8% of the shares of common stock outstanding on June 25, 2001 (approximately 2.6% assuming exercise of outstanding options).

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 25, 2001 for each of our executive officers and directors. The business address of each director and executive officer is: 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201 (telephone number: (717) 267-2900).


                                                      NUMBER OF      PERCENTAGE
                                                        SHARES        OF SHARES
                                                     BENEFICIALLY   BENEFICIALLY
                NAME AND POSITION                      OWNED(1)       OWNED(2)
 ------------------------------------------------    ------------   ------------
Thomas C. Foley
 Chairman of the Board and Director                   2,392,973(3)      44.3%
Michael L. Hurt
 President and Director                                 166,376         3.1%
Robert J. Dole
 Director                                                19,000           *
Craig R. Stapleton
 Director                                                88,500         1.6%
Thomas F. Tatarczuch
 Vice President-Finance                                  27,699           *
Michael H. Iversen
 President T. B. Wood's Canada Ltd.                      46,058           *
Willard C. Macfarland, Jr.
 Vice President, International                           18,686           *


    (1) Includes options exercisable within sixty days of June 25, 2001 for the following number of shares:

      Thomas C. Foley                                            56,250
      Michael L. Hurt                                           112,500
      Robert J. Dole                                             19,000
      Craig R. Stapleton                                         19,000
      Thomas F. Tatarczuch                                       27,500
      Michael H. Iversen                                         19,500
      Willard C. Macfarland, Jr.                                 16,500
      All executive officers and directors as a group           388,200

    (2) * Indicates less than one percent of class.

    (3) Includes 87,300 shares of Common Stock donated by Mr. Foley to the Foley Family Foundation, a charitable trust he controls.

    As of June 25, 2001, our directors and executive officers as a group (14 persons) beneficially owned 2,887,296 shares (including 388,200 shares issuable to those persons upon exercise of options exercisable within 60 days of that date), which constituted approximately 49.9% of the outstanding common stock on that date, assuming the exercise by such persons of their options exercisable within 60 days of such date.

    If we purchase 150,000 shares of Common Stock pursuant to the tender offer, then after the purchase of shares pursuant to the tender offer, assuming no shares were tendered by the executive officers and directors, our executive officers and directors as a group would own beneficially approximately 51.2% of the outstanding shares immediately after the tender offer, assuming the exercise by such persons of their options exercisable within 60 days of such date.

    We have been advised that certain of our directors and executive officers may participate in our offer. These directors and executive officers have advised us that they are tendering shares to obtain some liquidity or for tax planning purposes; their tender of shares is not intended to be a reflection of their views of TB Wood's or its long term prospects. Thomas C. Foley, our Chairman and principal stockholder, has informed us that he does not intend to tender shares pursuant to the offer, although he may consider selling shares into the marketplace or to third persons during or after completion of the offer. See Section 9.

    During the 60 days prior to the date of this document, Thomas C. Foley, our Chairman and principal stockholder, sold 30,000 shares of common stock in open market transactions as follows: 3,000 shares on April 30, 2001 at an average price of $7.70 per share; 3,000 shares on May 8, 2001 at a price of $8.00 per share; 2,000 shares on May 10, 2001 at an average price of $7.68 per share; 3,000 shares on May 15, 2001 at an average price of $7.63 per share; 3,000 shares on May 16, 2001 at an average price of $7.94 per share; 1,000 shares on May 18, 2001 at a price of $7.80 per share; 10,000 shares on June 20, 2001 at an average price of $8.02 per share; and 5,000 shares on June 21, 2001 at an average price of $8.03 per share. With the exception of these sales by Mr. Foley, based upon our records and upon information provided to us by our directors, executive officers and subsidiaries, neither we, nor any of our subsidiaries or persons controlling us nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, has effected any transactions in our shares on the date of this document or during the 60 days prior to the date of this document.

    Arrangements with Others Concerning our Securities. Except for outstanding options to purchase shares granted to certain employees (including our executive officers), neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our tender offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

    Other Plans or Proposals. Except as described in this document, we currently have no plans or proposals that relate to or would result in:

          - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          - a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

          - any material change in our present dividend rate or policy, indebtedness or capitalization;

          -    any change in our present board of directors or management;

          - any other material change in our corporate structure or business;

          - a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

          - a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

          - the suspension of our obligation to file reports under the Securities Exchange Act of 1934;

          - the acquisition by any person from us of additional securities of ours or the disposition of our securities; or

          - any changes in our charter, bylaws or other governing instruments or other actions that could impede acquisition or control of us.

    Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

10. SOURCE AND AMOUNT OF FUNDS.

    Required Funding. Assuming that we purchase 150,000 shares pursuant to our offer at a purchase price of $11.50 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to our offer, to be approximately $2,000,000. We expect to fund the purchase of shares pursuant to our offer and the payment of related fees and expenses from borrowings under our existing revolving credit facility described below.

    We have a $52,500,000 unsecured revolving credit facility arranged by PNC Bank, N.A. bearing a variable interest rate that is currently at LIBOR plus
112.5 basis points and maturing October 2003. The credit facility contains numerous restrictive financial covenants which require us to comply with customary financial tests, including, among other things, that we maintain minimum tangible net worth (as defined in the credit facility), and abide by certain guidelines regarding debt and capital expenditures. We believe that the credit facility, along with cash generated from operations, will be sufficient to finance the tender offer, our working capital needs and our capital expenditures and business development needs. We currently have no plans or arrangements to refinance or make early repayments of borrowings under the credit facility.

    The preceding summary of the credit facility is qualified in its entirety by reference to the text of the credit facility and the amendments to the credit facility, which have been incorporated by reference into the Issuer Tender Offer Statement on Schedule TO, to which this document is attached as an exhibit. A copy of the Schedule TO may be obtained from the Securities and Exchange Commission in the manner provided in Section 11.

11. CERTAIN INFORMATION CONCERNING US.

    General. We are an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products. Our products are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, we operate eleven production facilities with over 1,100 employees in the United States, Canada, Mexico, Germany, India and Italy. We have a network of more than 1,000 select independent and multi-branch distributors with over 3,000 locations in North America.

    TB Wood's Incorporated, the original Pennsylvania corporation that was founded in 1857, entered the power transmission industry at the turn of the century. TB Wood's Corporation, the present-day company, was incorporated in 1995. In January 1996, one of our subsidiaries merged with TB Wood's Incorporated, with TB Wood's Incorporated as the surviving corporation in the merger. The end result of the merger is that TB Wood's Incorporated is a subsidiary of TB Wood's Corporation which is making this offer to purchase.

    Information About Forward-Looking Statements. This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our stockholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, prospects for our business, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities as described below. Forward-looking statements made in connection with our offer do not fall within the meaning of Section 27A of the

Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this document.

    Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

    The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements.

    Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

          - changes in the current and future business environment, including interest rates and capital and consumer spending;

          - competitive factors and competitor responses to our initiatives;

          - successful development and market introductions of anticipated new products;

          -    changes in government laws and regulations, including taxes;
               and

          - the existence of a favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market value of candidates.

    These and other factors are discussed in our Securities and Exchange Commission filings.

    The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

    Where You Can Find More Information. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. We have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

    The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Securities and Exchange

Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549.

12. EFFECTS OF OUR OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934.

    Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our stockholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq National Market System, we believe that we will meet the minimum continued listing standards immediately after our purchase of shares pursuant to our offer.

    The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in our offer will not result in the remaining issued and outstanding shares becoming eligible for deregistration under the Securities Exchange Act.

13. LEGAL MATTERS; REGULATORY APPROVALS.

    Except as described in this document, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by our offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under our offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

    Our obligation under our offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following discussion, which describes certain United States federal income tax consequences of participating in our offer, is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon that stockholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address matters that may be relevant to stockholders in light of their particular circumstances or to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with Section 3), directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable state, local or foreign tax laws. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change, possibly with retroactive effect. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER, INCLUDING THE APPLICATIONS OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE TAX LAW CHANGES.

    Characterization of the Sale. The sale of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a stockholder may vary depending on the stockholder's particular facts and circumstances. Under the stock redemption rules of Section 302 of the Code, a sale by a stockholder to us pursuant to our offer will be treated as a "sale or exchange" of the shares (rather than as a distribution by us with respect to the shares held by the tendering stockholder) if the sale of shares: (a) results in a "complete redemption" of the stockholder's stock in us, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below).

    Treatment as a Sale or Exchange. If any of the three above tests is satisfied with respect to a stockholder, and the sale is therefore treated as a "sale or exchange" of the shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to our offer and the stockholder's tax basis in the shares sold pursuant to our offer. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. Some individuals are subject to taxation at a reduced rate on their net capital gains.

    Treatment as a Dividend. If none of the three above tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution, taxable as a dividend to the extent of the stockholder's share of our available "earnings and profits" at ordinary income rates in an amount equal to the amount of cash received by the stockholder pursuant to our offer (without reduction for the tax basis of the shares sold pursuant to our offer). Additionally, no gain or loss will be recognized, and the tendering stockholder's basis in the shares sold pursuant to our offer will be added to the stockholder's basis in his remaining shares. Any cash received in excess of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in all of his shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder's basis. We anticipate, but there can be no assurance, that the available earnings and profits will be such that all amounts treated as a distribution will be taxed as a dividend.

    Application of Section 302 Tests. In determining whether any of the tests under Section 302 of the Code is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the stockholder's family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder's family or a related entity has an interest. Each stockholder should also be aware that, in the event our offer is over-subscribed, resulting in a proration, less than all the shares tendered by a stockholder will be purchased by us in our offer. Thus, proration may affect whether a sale by a stockholder pursuant to our offer will satisfy any of the Section 302 tests.

    Complete Redemption. A sale of shares pursuant to our offer will result in a "complete redemption" of a stockholder's interest in us if, pursuant to our offer, either (i) we purchase all of the shares actually and constructively owned by the stockholder pursuant to our offer or (ii) all shares actually owned by the stockholder are sold pursuant to our offer and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. STOCKHOLDERS IN THIS POSITION SHOULD CONSULT THEIR TAX ADVISORS AS TO THE AVAILABILITY OF THIS WAIVER.

    Substantially Disproportionate. The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a stockholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), the stockholder's actual and constructive percentage ownership of voting shares is less than 80% of the stockholder's actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and the stockholder owns less than 50% of the total combined voting power of all classes of stock immediately after the sale.

    Not Essentially Equivalent to a Dividend. In order for the sale of shares by a stockholder pursuant to our offer to qualify as "not essentially equivalent to a dividend," the stockholder must experience a "meaningful reduction" in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to our offer will result in a "meaningful" reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a "meaningful reduction" occurred where there was a 3.3% reduction in the proportionate interest of a small minority stockholder who owned substantially less than 1% in a public company and who did not exercise any control over corporate affairs.

    We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, proration of the tenders pursuant to our offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular stockholder's shares will be exchanged pursuant to our offer in order for the stockholder to meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that all of a particular stockholder's shares will be exchanged pursuant to our offer in order for the stockholder to meet the "complete redemption" test. Additionally, stockholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each stockholder should take all these factors into consideration in considering the applicability of any of the Section 302 tests to their own particular circumstances. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE APPLICATION OF THE SECTION 302 TESTS TO HIS OR HER PARTICULAR CIRCUMSTANCES.

    Special Rules for Corporate Stockholders. Any income that is treated as a dividend pursuant to the rules described above will be eligible for the 70% dividends received deduction generally allowable to corporate stockholders under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, since not all stockholders will be selling the same proportionate interest in their shares in our offer, any amount treated as a dividend to a corporate stockholder will be treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code, subject to exceptions. Under Section 1059, a corporate stockholder must reduce the tax basis in all of the stockholder's shares (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if that portion exceeds the stockholder's tax basis for the shares, must recognize as gain any such excess.

    For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND FOREIGN, STATE AND LOCAL TAX LAWS AND POSSIBLE TAX LAW CHANGES) OF THE SALE OF SHARES

15. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

    We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. An extension of the offer will delay acceptance for payment of, and payment for, any shares because we cannot accept for payment of, or pay for any shares until the offer is closed. We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

    Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

    Any public announcement made under our offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire or another comparable news service.

    If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

          - increase or decrease the range of prices to be paid for the shares,

          - increase the number of shares being sought in our offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

          -    decrease the number of shares being sought in our offer,

    and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is

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
first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.

16. FEES AND EXPENSES.

    We have retained MacKenzie Partners, Inc. to act as information agent and American Stock Transfer & Trust Company to act as depositary in connection with our offer. The information agent may contact stockholders by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. We will pay the information agent and the depositary reasonable and customary compensation for their respective services, we will reimburse specified reasonable out-of-pocket expenses and we will indemnify each of them against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

    We will not be obligated to pay fees or commissions to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the related letter of transmittal.

17. MISCELLANEOUS.

    We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after good faith efforts, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU MUST NOT RELY UPON ANY RECOMMENDATION, INFORMATION OR REPRESENTATION THAT IS GIVEN OR MADE TO YOU AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

                             TB WOOD'S CORPORATION

June 29, 2001

    The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                    THE DEPOSITARY FOR THE TENDER OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                By Hand Delivery:        By Overnight Delivery:         By Mail:             Facsimile Transmission:
                  40 Wall Street             40 Wall Street          40 Wall Street     (for Eligible Institutions only)
                    46th Floor                 46th Floor              46th Floor                (718) 234-5001
                New York, New York         New York, New York      New York, New York     Confirm Receipt of Facsimile
                       10005                      10005                  10005            by Telephone: (718) 921-8200

    Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

    Any questions or requests for assistance may be directed to the information agent at its telephone number and address set forth below. Requests for additional copies of this document, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, you are directed to contact the depositary.

                    The Information Agent for Our Offer is:


                                   [graphic]



                                156 Fifth Avenue
                            New York, New York 10010
                          proxy@mackenziepartners.com
                         (212) 929-5500 (call collect)
                                       or
                            TOLL-FREE (800) 322-2885


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